EXHIBIT 23.1



                          CONSENT OF ERNST & YOUNG LLP


     We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 2-89831, No. 33-61946, No. 333-07139 and No. 333-46985 and Form
S-3 No. 33-18264) pertaining to the 1986 Stock Option Plan, the 1991Stock Option Plan and the 1991 Chemfab Employee Stock Option Plan, the Amended and Restated 1991 Stock Option Plan, the Third Amended and Restated 1991 Stock Option Plan, and the 1986 Stock Option Plan and the 1983 Incentive Stock Option of Chemfab Corporation, of our report dated February 12, 1999 with respect to the consolidated financial statements of Uroquest Medical Corporation as of December 31, 1998 and 1997 and for the years then ended incorporated by reference in this Current Report (Form 8-K).


                                        /s/Ernst & Young LLP

Palo Alto, California
January 6, 2000